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                                                                    EXHIBIT 23.6

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

  We hereby consent to the incorporation by reference in the Prospectus constituting part of this Post-Effective Amendment No. 1 to Registration Statement No. 33-65311 on Form S-3 (originally filed on Form S-4) of Tele-Communications, Inc. of our report dated March 7, 1997, on the financial statements of American PCS, L.P. (A Delaware Limited Partnership) as of and for the year ended December 31, 1996 referred to in the consolidated financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries, which appears in the Annual Report on Form 10-K of Tele-Communications, Inc. for the year ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.


  /s/ Price Waterhouse LLP
  PRICE WATERHOUSE LLP

  Washington, D.C.
  May 7, 1997